EASTERN STAR HOLDINGS, INC.

        14555 N. Scottsdale Road, Suite 200 o Scottsdale, Arizona 85254
                    Tel: (602) 483-8848 Fax: (602) 483-7338
--------------------------------------------------------------------------------


November 15, 1997



Mr. Albert Golusin
8250 E. Arabian Trail #220
Scottsdale, Az. 85258

Re: Consulting Agreement with Eastern Star Holdings, Inc. ("Company")


Dear Mr. Golusin:

This letter agreement is to supersede the agreement between yourself and the Company dated April 1, 1997. The terms of this agreement are as follows:



1.       Golusin  agrees to be the Secretary and or Treasurer of the Company and
         will  be  responsible   for  all  financial   reporting  to  regulatory
         authorities, shareholders and management.

2.       Eastern Star will pay Golusin $2,500 per month in cash.

3. The effective date of this agreement will be November 15, 1997. The initial term of this agreement will be for one (1) year with a renewal or cancellation provision on 90 days notice.



Agreed to by:


/s/ Albert Golusin                          /s/ William Grafham
---------------------------------           ---------------------------------
Albert Golusin                              William Grafham, President